EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm(s) and Financial Statements” and “Appendix M – Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, each dated December 29, 2022, and each included, in this Post-Effective Amendment No. 81 to the Registration Statement (Form N-1A, File No. 2-54607) of MFS Series Trust IV (the “Registration Statement”).

We also consent to the incorporation by reference of our reports, dated October 17, 2022, with respect to the financial statements and financial highlights of MFS Blended Research Emerging Markets Equity Fund, MFS Blended Research International Equity Fund, and MFS Global New Discovery Fund (each a series of MFS Series Trust IV) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended August 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

Ernst & Young LLP
/s/ Ernst & Young LLP

Boston, Massachusetts

December 27, 2022